                                                          Exhibit 2.1




                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                             SAI (IRELAND) LIMITED,
                            SAI RECRUITMENT LIMITED,
                             i2MOBILE.COM LIMITED,
                                      AND
                              SAI AMERICA LIMITED
                              (the "COMPANIES "),

                       THE SHAREHOLDERS OF THE COMPANIES
                                (the "SELLERS")

                                      AND

                               CLARUS CORPORATION
                                   ("BUYER")

                               TABLE OF CONTENTS
                               -----------------

                                                                         Page
                                                                         ----
ARTICLE 1       DEFINITIONS.............................................   1

ARTICLE 2       PURCHASE AND SALE OF SHARES.............................   6
                2.1  Purchase and Sale..................................   6
                2.2  Purchase Price.....................................   6
                2.3  Ancillary Agreements...............................   7
                2.4  Assumption of Option Plan..........................   7

ARTICLE 3       REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS.......   7
                3.1  Investment Intent..................................   7
                3.2  Legend.............................................   8
                3.3  Disclosure Memorandum..............................   8
                3.4  Authority of Sellers...............................   8
                3.5  No Conflict or Breach..............................   8
                3.6  Share Ownership....................................   9

ARTICLE 4       REPRESENTATIONS AND WARRANTIES CONCERNING COMPANY.......   9

ARTICLE 5       REPRESENTATIONS AND WARRANTIES OF BUYER.................   9
                5.1  Organization and Good Standing.....................   9
                5.2  Authority..........................................   9
                5.3  No Conflict or Breach..............................  10
                5.4  Governmental Approvals.............................  10
                5.5  Brokers............................................  10

ARTICLE 6       COVENANTS OF SELLERS AND EACH COMPANY...................  10
                6.1  Access and Information.............................  10
                6.2  Tax Matters........................................  10
                6.3  Sellers' Release...................................  11

ARTICLE 7       MUTUAL COVENANTS........................................  12
                7.1  Best Efforts.......................................  12
                7.2  Confidentiality....................................  12
                7.3  No Other Solicitations.............................  13
                7.4  SFADCO Consent.....................................  13


ARTICLE 8       CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS.............  13
                8.1  Representations and Warranties.....................  13
                8.2  Compliance with Covenants..........................  13
                8.3  Absence of Litigation..............................  14
                8.4  Absence of Change..................................  14
                8.5  Consents and Approvals.............................  14
                8.6  Removal of Encumbrances............................  14
                8.7  No Claim Regarding Shares..........................  14

ARTICLE 9       CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS............  14
                9.1  Representations and Warranties.....................  14

                9.2  Compliance with Covenants..........................  15
                9.3  Absence of Litigation..............................  15
                9.4  Consents and Approvals.............................  15

ARTICLE 10     CLOSING..................................................  15
               10.1  Closing............................................  15
               10.2  Deliveries by Sellers..............................  15
               10.3  Deliveries by Buyer................................  16
               10.4  Capital Contribution...............................  16
               10.5  Further Assurances.................................  17

ARTICLE 11     INDEMNIFICATION..........................................  17
               11.1  Indemnification by Sellers and the Company.........  17
               11.2  Tax Indemnification................................  17
               11.3  Indemnification by Buyer...........................  17
               11.4  Notice of Claim....................................  18
               11.5  Defense............................................  18
               11.6  Limitations........................................  19

ARTICLE 12     TERMINATION..............................................  19
               12.1  Termination........................................  19
               12.2  Effect on Obligations..............................  19

ARTICLE 13     MISCELLANEOUS............................................  20
               13.1  Survival of Representations........................  20
               13.2  Expenses...........................................  20
               13.3  Publicity..........................................  20
               13.4  Best Efforts.......................................  20
               13.5  Designation and Appointment........................  21
               13.6  Notices............................................  21
               13.7  Counterparts.......................................  22
               13.8  Assignment.........................................  22
               13.9  Third Party Beneficiaries..........................  22
              13.10  Headings...........................................  22
              13.11  Recitals...........................................  22
              13.12  Amendments.........................................  22
              13.13  Specific Performance...............................  23
              13.14  Governing Law......................................  23
              13.15  Jurisdiction; Service of Process...................  23
              13.16  Remedies...........................................  23
              13.17  Severability.......................................  23
              13.18  Entire Agreement...................................  23
              13.19  Construction.......................................  24
              13.20  Time of Essence....................................  24
              13.21  Waiver.............................................  24

          EXHIBITS


Exhibit "A"           Employment Agreement
Exhibit "B"           Noncompetition Agreement
Exhibit "C"           Registration Rights Agreement
Exhibit "D"           Post-Closing Escrow Agreement
Exhibit "E"           Legal Opinion of Counsel to Sellers
Exhibit "F"           Representations and Warranties
Exhibit "G"           Representations and Warranties Related to U.S. entities
Exhibit "H"           Designation of Sellers' Agent

                            STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (together with all Schedules and Exhibits, this "Agreement"), dated as of May 31, 2000, is entered into by and among Richard O'Donnell and Christopher J. Byrne, both residents of Ireland and the individuals listed on Schedule I hereto (collectively, Mr. O'Donnell, Mr. Byrne and such individuals are referred to as "Sellers" and, individually, a "Seller"), SAI (IRELAND) LIMITED, SAI RECRUITMENT LIMITED, i2MOBILE.COM LIMITED, and SAI AMERICA LIMITED, each a limited company incorporated under the laws of Ireland, and CLARUS CORPORATION, a Delaware corporation ("Buyer"). SAI (IRELAND) LIMITED, SAI RECRUITMENT LIMITED, i2MOBILE.COM LIMITED, and SAI AMERICA LIMITED corporation, are individually referred to herein as a "Company" and collectively as the "Companies" (which term shall also include each Subsidiary unless otherwise specified).

                              STATEMENT OF PURPOSE

Sellers are the beneficial and registered owners of all of the issued share capital of SAI (Ireland) Limited. The Principal Sellers are the beneficial and registered owners of SAI Recruitment Limited, i2Mobile.com Limited, and SAI America Limited. SAI America LLC is a wholly owned subsidiary of SAI America Limited, and Software Architects International Limited and Redeo Technologies, Inc. are each wholly owned subsidiaries of SAI (Ireland) Limited. Sellers desire to sell, and Buyer desires to buy, the outstanding capital stock of the Companies on the terms and conditions set forth in this Agreement.

THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to in this Article 1:

   "Accounts"                     shall mean for each Company (i) the audited
                                  balance sheet as at the Accounting Date, (ii) the audited profit and loss account for the period ended on the Accounting Date and (iii) the internally prepared balance sheet and profit and loss statement for each full month following the Accounting Date, including in respect of (i) and (ii) only, the directors and auditor's reports and notes thereto.

   "Accounting Date"              shall mean December 31, 1999.

   "Ancillary Agreements"         the agreements referred to herein which are
                                  executed by a party hereto and delivered at Closing.

   "Best Efforts"                 the efforts that a prudent person desirous of
                                  achieving a result would use in similar
                                  circumstances to ensure that such result is achieved as expeditiously as possible.


   "Buyer" as defined in the first paragraph of this Agreement.

   "Buyer Stock"                  Common Stock of the Buyer, par value $.0001
                                  per share.

   "Closing"                      the consummation of the purchase and sale of
                                  the Shares by the Sellers to the Buyer.

   "Closing Date"                 the date and time as of which the Closing
                                  actually takes place.

   "Company" or "Companies"       as defined in the first paragraph of this
                                  Agreement.

   "Contemplated Transactions"    all of the transactions contemplated by this
                                  Agreement, including:

                                  (a) the sale of the Shares by the Sellers to Buyer;
                                  (b)  the payment of the Purchase Price by
                                       Buyer to Sellers;
                                  (c) the performance by Buyer, Sellers and the Companies of their respective covenants and obligations under this Agreement; and
                                  (d)  the execution, delivery and performance
                                       of the Ancillary Agreements

   "Documents"                    shall mean this Agreement and all Ancillary
                                  Agreements.

   "Employment Agreements"        Employment Agreements in the form attached
                                  hereto as Exhibit "A", between Software
                                            -----------
                                  Architects International Limited and each
                                  Principal Seller.

   "Encumbrance"                  any charge, claim, community property
                                  interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of first refusal, title retention, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

   "Environmental Law"            any Legal Requirement that requires or
                                  relates to:

                                  (a)  advising appropriate authorities,
                                       employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the environment;
                                  (b)  preventing or reducing to acceptable
                                       levels the release of pollutants or
                                       hazardous substances or materials into
                                       the environment;
                                  (c)  reducing the quantities, preventing the
                                       release, or minimizing the hazardous
                                       characteristics of wastes that are
                                       generated;
                                  (d)  assuring that products are designed,
                                       formulated, packaged, and used so that
                                       they do not present unreasonable risks to human health or the environment when used or disposed of;
                                  (e)  protecting resources, species, or
                                       ecological amenities;

                                  (f)  reducing to acceptable levels the risks
                                       inherent in the transportation of
                                       hazardous substances, pollutants, oil, or other potentially harmful substances;
                                  (g)  cleaning up pollutants that have been
                                       released, preventing the threat of
                                       release, or paying the costs of such
                                       clean up or prevention; or
                                  (h)  making responsible parties pay private
                                       parties, or groups of them, for damages
                                       done to their health or the environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets

   "Governmental Authority"       means any:

                                  (a)  nation, state, county, city, town,
                                       village, district, or other jurisdiction
                                       of any nature;
                                  (b)  federal, state, local, municipal,
                                       foreign, or other government;
                                  (c)  governmental or quasi-governmental
                                       authority of any nature (including any
                                       governmental agency, branch, department,
                                       official, or entity and any court or
                                       other tribunal);
                                  (d)  multi-national organization or body; or
                                  (e)  body exercising, or entitled to exercise,
                                       any administrative, executive, judicial,
                                       legislative, police, regulatory, or
                                       taxing authority or power of any nature.
   "Hazardous Materials"          any waste or other substance that is listed,
                                  defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

   "Intellectual Property"        "Intellectual Property" shall mean each of the
                                  following owned or used by any or all of the Companies and all goodwill associated therewith:

                                  (i) the names "SAI" and "Software Architects International," "i2Mobile", "Redeo,"
                                        "Redeo Technologies" and all derivatives thereof, all fictional business names, logos, trading names, URL addresses, registered and unregistered trademarks, service marks, and applications for any of the foregoing (collectively, "Marks");

                                  (ii)  all patents, patent applications, and
                                        all inventions and discoveries created
                                        prior to or in existence as of the
                                        Closing Date that may be patentable,
                                        including all applications therefor and
                                        reissues, divisions, renewals, and
                                        continuations thereof (collectively,
                                        "Patents");

                                  (iii) all copyrights and any copyrighted
                                        materials in both published works and
                                        unpublished works created prior to or in existence as of the Closing Date;

                                  (iv)  all software products, including the
                                        object and source code thereof, and all
                                        software under development, whether for
                                        internal use or licensing to third
                                        parties ("Software"); and

                                  (v) all know-how, inventions, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by any Company as licensee or licensor.

   "Knowledge"                    an individual will be deemed to have
                                  "Knowledge" of a particular fact or other matter if:

                                  (a)   such individual is actually aware of
                                        such fact or other matter; or
                                  (b)   a prudent individual could be expected
                                        to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                                  A person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

   "Legal Requirement"            any federal, national. state, local,
                                  municipal, foreign, international,
                                  multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

   "Marks" as defined under "Intellectual Property" definition.

   "Noncompetition
   Agreements"                    Noncompetition Agreements in the form attached
                                  hereto as Exhibit "B" to be executed and
                                            -----------
                                  delivered to the Buyer by each Seller.

   "Ordinary Course of
   Business"                      an action taken by a person will be deemed to
                                  have been taken in the "Ordinary Course of Business" only if:

                                  (a)  such action is consistent with the past
                                       practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person;

                                  (b)  such action is not required to be
                                       authorized by the board of directors of
                                       such person (or by any person or group of persons exercising similar authority); and

                                  (c)  such action is similar in nature and
                                       magnitude to actions customarily taken,
                                       without any authorization by the board of directors (or by any person or group of persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business as such person.

   "Patents"                      as defined under "Intellectual Property"
                                  definition.

   "Post-Closing Escrow
   Agreement"                     the Escrow Agreement in the form attached as
                                  Exhibit "D" hereto.
                                  -----------

   "Principal Sellers"            collectively, Christopher J. Byrne and Richard
                                  O'Donnell, residents of Ireland.

   "Purchase Price"               as defined in Section 2.2.

   "Registration Rights
   Agreement"                     the Registration Rights Agreement in the form
                                  attached hereto as Exhibit "C".
                                                     -----------

   "Sellers"                      as defined in the first paragraph of this
                                  Agreement.

   "Sellers' Agent                as defined in Section 13.5 of this Agreement.

   "Shares" collectively, the issued share capital of each of the Companies.

   "Software"                     as defined under "Intellectual Property"
                                  definition.

   "Subsidiary"                   each entity owned in whole or in part by
                                  either of the Companies including without limitation, Software Architects International
                                  Limited, an Irish incorporated limited
                                  liability company, wholly owned by SAI
                                  (Ireland) Limited, Redeo Technologies, Inc., a
                                  Delaware corporation, wholly owned by SAI
                                  (Ireland) Limited, and SAI America LLC, a limited liability company under the laws of Delaware, wholly owned by SAI America Limited.

   "Tax" all forms of taxation and includes (without limiting the generality of the foregoing) sales tax, corporation tax, advance corporation tax ("ACT"), capital gains tax, development land tax, rates, water rates, capital transfer tax, inheritance tax, capital acquisitions tax, value added tax, income tax, employment related tax, dividend withholding tax, pay related social insurance or national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties, any other import duties, stamp duty, stamp duty reserve tax, companies capital duty and all other taxes, rates, levies, duties or other fiscal impositions of any kind whatsoever, whether imposed by government, municipal or local authority or otherwise, or other sums payable in respect of Tax (including in particular but without derogating from the generality of the foregoing any interest, fine, charge, surcharge or penalty) whether arising under the laws of Ireland, or United States, or those of any other jurisdiction and whether incurred as principal, agent, trustee or indemnitor and regardless of whether such taxes, penalties, charges, levies, surcharges and interest as are directly or primarily chargeable against or attributable to any of the Companies or any other person, firm or company or for which any of the Companies is or may be held liable.

                                   ARTICLE 2
                          PURCHASE AND SALE OF SHARES

2.1  Purchase and Sale.

     Sellers agree to sell to Buyer, and Buyer agrees to buy from Sellers, at the Closing all, and not less than all, of the Shares free and clear of all Encumbrances together with all rights of any nature whatsoever now or after the date of this Agreement attaching or accruing to them.

2.2  Purchase Price.

     The aggregate purchase price to be paid for the Shares shall be Thirteen Million Six Hundred Eighty Thousand US Dollars (US$13,680,000) plus One Million One Hundred Thirty Eight Thousand Five Hundred Twenty (1,148,000) shares of the Buyer Stock (the "Purchase Price"). The Purchase Price shall be allocated among the Companies and further allocated among the Sellers in proportion to their respective holdings of the Shares, with each Seller to receive the cash amount and number of shares of Buyer Stock set forth opposite such Seller's name on Schedule 2.2.1.
                                    ---------------

     The Purchase Price shall be payable as follows: (a) US$13,680,000 shall be paid on the Closing Date, by wire transfer of US$11,622,852 to Brian O'Donnell & Partners for the benefit of each Seller other than Jon Erickson, and the sum of US$2,057,148 shall be paid by wire transfer to the account of Jon Erickson; (b) 1,038,000 shares of the Buyer Stock issued to the Sellers shall be delivered to the Sellers' Agent at Closing, and (c) 110,000 shares of the Buyer Stock issued to the Principal Sellers shall be delivered by the Buyer to U.S. Bank Trust National Association, who shall hold such shares in escrow for a period of 18 months following the Closing Date in accordance with the Post-Closing Escrow Agreement, which will be executed and delivered at the Closing.

     The parties acknowledge that the Purchase Price has been calculated, in part, based upon the Purchaser's expectation that the trade payables of the Companies as of May 31, 2000 shall not exceed IR(Pounds)200,000. Sellers shall cause consolidated Accounts of the Companies as of May 31, 2000 to be prepared and submitted to Buyer not later than June 21, 2000. Each Principal Seller warrants to the Buyer that such Accounts shall be true, correct and complete in all respects of said date. To the extent the trades payables as reflected on such May 31, 2000 consolidated Accounts exceed IR(Pounds)200,000 then each Seller agrees promptly to reimburse ( as a Purchase Price adjustment) to the Buyer (or such of the Companies as Buyer shall nominate) in cash, the amount of such excess, if any.

2.3  Ancillary Agreements.

     In order to ensure to Buyer the full benefits of the Companies, each Seller will execute and deliver to the Buyer at the Closing a Noncompetition Agreement. The Buyer has agreed to provide each Seller with certain rights with respect to the registration and resale of their shares of Buyer Stock issued hereunder, as set forth in the Registration Rights Agreement to be delivered by the Buyer to the Sellers at Closing. In addition, each Principal Seller will enter into an Employment Agreement simultaneously with the Closing.

2.4  Assumption of Option Plan

     At Closing, Buyer will assume the Software Architects International Limited Stock Incentive Plan and all options that have been granted thereunder (an "SAI Option"); provided that each option holder shall have executed and delivered to the Buyer prior to the Closing a waiver of any change of control or accelerated vesting of such options as a result of the Contemplated Transactions. Principal Sellers represent and warrant that options for a total of 163,200 shares of capital stock have been granted under such plan through the Closing Date to the persons and in the amounts set forth on Schedule 2.4. From and after the Closing, each SAI Option
                  ------------
     assumed by Buyer may be exercised solely for shares of Buyer Stock; the number of shares of Buyer Stock subject to such SAI Option shall be equal to the number of shares of stock of Software Architects International Limited available to be purchased thereunder, converted into Buyer Stock on a one-for-one basis; the vesting schedule set forth in the SAI Option shall remain in effect, without any acceleration thereof resulting from the Contemplated Transactions; and the per share exercise price as set forth in the SAI Option shall be the per share exercise price for the Buyer Stock.

                                   ARTICLE 3
               REPRESENTATIONS AND WARRANTIES CONCERNING SELLERS

Each Seller, individually and not jointly, represents and warrants to Buyer, with respect to himself, as follows:

3.1  Investment Intent.

     The Sellers understand that the shares of Buyer Stock to be issued to the Sellers have not been registered under United States securities laws in reliance on an exemption for transactions not involving a public offering and in reliance on similar exemptions under applicable state securities laws. Each Seller is acquiring the shares of Buyer Stock for his or her own account, for investment purposes only and not with a view to sale or distribution thereof, in whole or in part. No Seller will sell or otherwise transfer any shares of Buyer Stock unless (a) a registration statement under federal and/or state securities laws with respect to such securities shall then be in effect, or (b) the availability of exemptions from registration under federal and/or state securities laws with respect to such transaction shall be established to the satisfaction of the Buyer, or
     (c) it is established to the satisfaction of the Buyer that such transaction is otherwise in compliance with federal and/or state securities laws. Each Seller acknowledges that the shares of Buyer Stock were not offered and sold to the Seller by means of any form of general solicitation or general advertising, or publicly disseminated advertisements or sales literature. Each Seller represents and warrants that his principal residence or place of business, as the case may be, is located within the Republic of Ireland, other than Jon Erickson, who is a California resident, and Vico Limited, which is an Irish corporation.

3.2  Legend.

     Each Seller understands that all certificates representing the Buyer Stock, or any replacements therefor, will bear a legend substantially in the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES FEDERAL AND STATE SECURITIES LAWS AND ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL AND STATE SECURITIES LAWS OF THE UNITED STATES. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT IN A TRANSACTION WHICH IS REGISTERED UNDER, EXEMPT FROM, OR OTHERWISE IN COMPLIANCE WITH THE UNITED STATES FEDERAL AND STATE SECURITIES LAWS, AS TO WHICH THE ISSUER HAS RECEIVED SUCH ASSURANCES AS THE ISSUER MAY REQUEST, WHICH MAY INCLUDE, A SATISFACTORY OPINION OF ITS COUNSEL.

3.3  Disclosure Memorandum.

     Each Seller acknowledges receipt of Buyer's Disclosure Memorandum, including certain documents previously filed by Buyer with the US Securities and Exchange Commission, and that such Seller has had the opportunity to ask questions of and receive additional information concerning the Buyer and the Buyer Stock as such Seller has deemed necessary in connection with his agreement to sell the Shares to the Buyer for the Purchase Price set forth herein, which includes in part, shares of the Buyer Stock.

3.4  Authority of Sellers.

     Each Seller has full power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it is a party and to consummate the Contemplated Transactions. This Agreement has been duly executed and delivered by each Seller, and the Ancillary Agreements, when executed and delivered, will be duly executed and delivered by each such Seller, and each such agreement is, or upon execution and delivery will be, a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms.

3.5  No Conflict or Breach.

     The execution, delivery and performance of this Agreement and consummation of the Contemplated Transactions do not and will not (a) conflict with or constitute a violation of any law, statute, judgment or regulation of any legislative body, court, administrative agency, Governmental Authority or arbitrator applicable to any Seller, or (b) constitute or cause a breach or violation of any covenant, agreement or obligation binding upon any Seller or affecting any of his properties.

3.6  Share Ownership.

     Each Seller is the owner, beneficially and of record, of all right, title and interest in and to the number of issued and outstanding Shares set forth opposite his name on Schedule 2.2.1. Each Seller has, and will have
                                --------------
     at the Closing, good and marketable title to all such shares and the absolute right to sell, assign and transfer the same to Buyer, free and clear of all Encumbrances. No Seller is party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any of the Shares (other than this Agreement). No Seller is party to any voting trust, proxy or other agreement or understanding with respect to any of the Shares.

                                   ARTICLE 4
            REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

Principal Sellers jointly and severally, represent and warrant to Buyer that each of the representations and warranties set forth on Exhibit F hereto is true
                                                        ---------
and correct, subject only to the specific items set forth on the Schedules referenced in Exhibit F.
              ---------
In addition, Principal Sellers and Jon Erickson, a California resident, jointly and severally represent and warrant to Buyer that each of the additional representations and warranties set forth on Exhibit G is true and correct with
                                            ---------
respect to Redeo Technologies, Inc. For purposes of the warranties set forth on Exhibit G with respect to Redeo Technologies, Inc., the term "Principal Sellers"
---------
shall include Jon Erickson. The Principal Sellers further jointly and severally represent and warrant to Buyer that each of the representations and warranties set forth on Exhibit G is true and correct with respect to SAI America, LLC,
             ---------
subject only to the specific items set forth on the Schedules referenced on Exhibit G.
---------

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers and the Companies as follows:

5.1  Organization and Good Standing.

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2  Authority.

     Buyer has the requisite corporate power and authority to execute, deliver and perform this Agreement and any Ancillary Agreement to which it is a party, and to consummate the Contemplated Transactions required to be performed by the Buyer. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party, and the consummation of the Contemplated Transactions to be performed by the Buyer, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement and the Ancillary Agreements to be executed by the Buyer at the Closing has been or will be, duly executed and delivered by Buyer and each constitutes, or will constitute when executed and delivered, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors, and subject to the further qualification that the remedy of specific performance or injunctive relief is discretionary with the court before which any proceeding therefor may be brought.

5.3  No Conflict or Breach.

     The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Buyer is a party, do not and will not (a) conflict with or constitute a violation of the Certificate of Incorporation or Bylaws of Buyer; or (b) conflict with or constitute a violation of any Legal Requirement applicable to or relating to Buyer.

5.4  Governmental Approvals.

     No consent, approval, authorization, registration or filing with any federal, state or local judicial or governmental authority or administrative agency is required in connection with the valid execution and delivery by Buyer of this Agreement, the Ancillary Agreements to which it is a party, or the consummation by Buyer of the Contemplated Transactions to be performed by Buyer.

5.5  Brokers.

     No finder, broker, agent or other intermediary has acted for or on behalf of Buyer in connection with the transactions contemplated by this Agreement, and there are no claims for any brokerage commission, finder's fee or similar payment due from Buyer.

                                   ARTICLE 6
                     COVENANTS OF SELLERS AND EACH COMPANY

Sellers and each Company, jointly and severally, covenant and agree with Buyer as follows:

6.1  Access and Information.

     Principal Sellers and each Company shall permit Buyer and its counsel, accountants and other representatives full access during normal business hours to all the properties, assets, books, records, agreements and other documents of each Company. Principal Sellers and each Company shall furnish to Buyer and its representatives all information concerning each Company as Buyer may reasonably request. Principal Sellers and each Company shall permit and facilitate communications between Buyer and each Company's suppliers, customers, landlords and other persons having relationships with the Company.

6.2  Tax Matters.

     (a)  Section 338 Election.  Each Seller agrees, if so directed by Buyer, to
          --------------------
          join with Buyer in making an election under Section 338 of the Internal Revenue Code (and any corresponding elections under state, local or foreign tax law) with respect to the purchase and sale of the Shares.

     (b)  Tax Periods Ending On or Before the Closing Date.  Buyer shall prepare
          ------------------------------------------------
          or cause to be prepared and file or cause to be filed all Tax Returns for each of the Companies for all periods ending on or prior to the Closing Date which are to be filed after the Closing Date, other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Sellers will include the
          operations of the Companies.   Sellers shall reimburse Buyer for Taxes
          of each Company with respect to such periods within fifteen (15) days after payment by Buyer or each Company of such Taxes to the extent such Taxes are not reflected in the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the April 30, 2000 balance sheet.

    (c)   Tax Periods Beginning Before and Ending After the Closing Date.  Buyer
          --------------------------------------------------------------
          shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of each Company for Tax periods which begin before the Closing Date and end after the Closing Date. Sellers shall pay to Buyer within fifteen (15) days after the date on which Taxes are paid which relate to the period from the beginning of such Tax period to the Closing Date to the extent such Taxes are not reflected in the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the April 30, 2000 balance sheet.

     (d)  Cooperation on Tax Matters.  Buyer, the Companies and Sellers shall
          --------------------------
          cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

     (e)  Tax Sharing Agreements.  All tax sharing agreements or similar
          ----------------------
          agreements with respect to or involving either Company shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.

     (f)  Stamp Taxes.  All stamp taxes required to register the transfer of the
          -----------
          Shares shall be paid by Buyer when due.

6.3  Sellers' Release.

     Effective as of the Closing Date, each Seller, on behalf of himself and his heirs, successors and assigns, hereby fully, completely and forever releases and discharges Buyer and each of the Companies, and each of their respective individual, joint or mutual, past or present representatives, accountants, agents, affiliates, attorneys, stockholders, controlling persons, officers, directors, employees, subsidiaries, successors and assigns (individually, a "Releasee" and collectively, "Releasees") from any and all claims, demands, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity ("Claims"), which Seller now has, has ever had or may hereafter have against any one or more of the Releasees arising on, at, or any time prior to the Closing Date on account of or arising out of any matter, cause, event, circumstance or condition occurring or existing contemporaneously with or at any time prior to the Closing Date, including, but not limited to:

               (i) any and all Claims arising out of or related to Seller's ownership of capital stock of the Companies,

               (ii) any and all Claims for reimbursement from any of the Companies, whether pursuant to the Company's Articles of Association, Articles of Incorporation, Bylaws, Memorandum of Association, contracts or otherwise;

               (iii) any and all Claims for payment for any rent, notes due, or other indebtedness of any of the Companies to Seller (other than the notes payable by SAI (Ireland) Limited to the Principal Sellers in the aggregate principal amount of $1,320,000);

               (iv) any and all Claims for compensation or other payment arising out of Seller's status as an employee, officer, director, shareholder, owner, agent, representative, independent contractor, consultant or affiliate of the Companies; and

               (v) any and all Claims relating to or arising out of any inventions, discoveries, patents, copyrights, trade secrets, know how, works, derivative works, documentation, computer programs, computer codes and all other proprietary rights of the Companies.

       The parties acknowledge that the foregoing release is not intended to release any claims Seller may have against the Buyer arising out of any breach of this Agreement by Buyer or act or event occurring after the Closing Date. Each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter released or purported to be released hereby.

                                   ARTICLE 7
                                MUTUAL COVENANTS

Each of Buyer, Sellers and the Companies covenants and agrees with the other as follows:

7.1  Best Efforts.

     Each of Buyer, Sellers and the Companies shall use its Best Efforts to make or obtain all consents, registrations and filings with all Governmental Authorities as are required in connection with the consummation of the Contemplated Transactions. In addition, Principal Sellers shall use their Best Efforts to obtain as promptly as possible all other consents required by Sellers or the Companies to consummate the Contemplated Transactions.

7.2  Confidentiality.

     In recognition of the confidential nature of certain of the information which will be provided to each party by the others, each of Buyer, Sellers and each Company agrees to retain in confidence, and to require its directors, officers, employees, consultants, professional representatives and agents (collectively, its "Representatives") to retain in confidence all information transmitted or disclosed to it by another party to this Agreement, and further agrees that it will not use for its own benefit and will not use or disclose to any third party, or permit the use or disclosure to any third party of, any information obtained from or revealed by the other, except that each of Buyer, Sellers and the Companies may disclose the information to those of its Representatives who need the information for the proper performance of their assigned duties with respect to the consummation of the transactions contemplated by this Agreement. In making such information available to its Representatives, each of Buyer, Sellers and the Companies shall take any and all precautions necessary to ensure that its Representatives use the information only as permitted by this Agreement.

     Notwithstanding anything to the contrary in the foregoing provisions, such information may be disclosed (a) where it is necessary to any regulatory authorities or governmental agencies; (b) if it is required by court order or decree or applicable law; (c) if it is ascertainable or obtained from public or published information; (d) if it is received from a third party not known to the recipient to be under an obligation to keep such information confidential; or (e) if the recipient can demonstrate that such information was in its possession prior to disclosure of the information in connection with this Agreement. If any party shall be required to make disclosure of any such information by operation of law, such disclosing party shall give the party from whom such information was received prior notice of the making of such disclosure and shall use all reasonable efforts to afford such other party an opportunity to contest the making of such disclosure. In the event that the Closing shall not occur, each of Buyer, Sellers and the Companies shall immediately deliver, or cause to be delivered, to the party from whom such information was received (without retaining any copies) any and all documents, statements or other written information obtained from the other that contain confidential information. The provisions of this Section 7.2 shall survive the termination of this Agreement for a period of three years or such longer period as such information may be protected as a trade secret under applicable law.

7.3  No Other Solicitations.

     Each of the Sellers, the Companies and the Buyer each acknowledge and affirm the covenants and agreements made by such parties in that certain Agreement dated as of April 21, 2000 between Software Architects International Limited and the Buyer with respect to the exclusivity of the negotiations concerning the Contemplated Transactions, and acknowledge that such agreement shall survive the execution hereof, notwithstanding anything to the contrary herein.

7.4  SFADCO Consent

     The Principal Sellers agree to deliver to the Buyer within ten (10) days after the date hereof, the written consent of the Shannon Free Airport Development Company to the sale of the Shares of the Companies to the Buyer.

                                   ARTICLE 8
                  CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date, unless specifically waived in writing by Buyer prior to the Closing Date:

8.1  Representations and Warranties.

     The representations and warranties of Sellers contained in this Agreement shall have been true and correct on the date of this Agreement and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

8.2  Compliance with Covenants.

     Sellers and each Company shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by each on or prior to the Closing.

8.3  Absence of Litigation.

     No action or proceeding shall be pending by or before any court or other Governmental Authority seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement or which would adversely affect the right of Buyer to own the Shares, or to operate or control any of the Companies after the Closing Date.

8.4  Absence of Change.

     Between the date of this Agreement and the Closing, no material adverse change shall have occurred in the business, assets, operations, prospects or financial or other condition of any Company, nor shall there have occurred any casualty loss or destruction of, or damage to, any Company's assets.

8.5  Consents and Approvals.

     All (a) consents; (b) licenses; (c) other orders or notifications of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any applicable governmental or judicial authority; and
     (d) consents, approvals, authorizations or notifications of any other third parties, all as required in connection with consummation of the transactions contemplated by this Agreement, including the ownership and operation of any Company by Buyer, shall have been made or obtained or shall have occurred. Any condition or restriction imposed in connection with any of the foregoing shall not have a material adverse effect on the Buyer's right to own the Shares, or to operate or control a Company after the Closing Date.

8.6  Removal of Encumbrances.

     All Encumbrances shall have been removed, and Principal Sellers and each Company shall have provided evidence satisfactory to Buyer of such removal.

8.7  No Claim Regarding Shares.

     No claim shall have been made or threatened that any person or entity (other than Sellers) (a) is the holder or beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Shares or any other voting, equity or ownership interest in any of the Companies; or
     (b) is entitled to all or any portion of the Purchase Price.

                                   ARTICLE 9
                  CONDITIONS PRECEDENT TO SELLERS' OBLIGATIONS

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions on or before the Closing Date, unless specifically waived in writing by Sellers prior to the Closing.

9.1  Representations and Warranties.

     The representations and warranties of Buyer contained in this Agreement shall have been true and correct on the date of this Agreement, and shall be true and correct on the Closing Date as though made on and as of the Closing Date.

9.2  Compliance with Covenants.

     Buyer shall have duly performed and complied with all covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or before the Closing Date.

9.3  Absence of Litigation.

     No action or proceeding shall be pending by or before any court or other governmental body or agency seeking to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

9.4  Consents and Approvals.

     All consents required to be obtained by Buyer to consummate the Contemplated Transactions shall have been obtained prior to or at the Closing.

                                   ARTICLE 10
                                    CLOSING

10.1  Closing.

     The Closing shall take place at the offices of Womble Carlyle Sandridge & Rice, PLLC in Atlanta, Georgia, at 10:00 a.m., local time, on May 31, 2000, or such other date as may be mutually agreed upon by the parties to this Agreement; provided, however, as follows: (a) if one or more conditions to this Agreement is not satisfied by such date, the party benefiting from such condition may elect, in its sole discretion, one or more postponements of the Closing for the purpose of enabling such condition to be satisfied; and (b) notwithstanding the provisions of the preceding clause (a), in no event may the Closing be postponed beyond June 15, 2000.

10.2  Deliveries by Sellers.

     At the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

     (a) duly executed transfers in respect of the Shares in favour of Buyer or its nominee(s) together with the share certificates in respect of the Shares
     (b)  the Employment Agreements duly executed by each party thereto;
     (c)  the Noncompetition Agreements duly executed by the Sellers;
     (d)  the Registration Rights Agreement duly executed by the Sellers;
     (e)  the Post-Closing Escrow Agreement duly executed by the Principal
          Sellers;
     (f) a certificate of the Principal Sellers that true, correct and complete copies of all bank books, financial and bank records, bookkeeping and accounting records, copies of all Tax Returns and amendments to all of the foregoing and all other books and records of or relating to each Company are located at the premises of the Companies;
     (g) if Buyer so requests, a duly executed power of attorney in favour of Buyer or its nominee(s) generally in respect of the Shares and in particular to enable Buyer or its nominee(s) to attend and vote at general meetings of the Company;
     (h) the common seal and all registers, minute books, and other statutory books, required to be kept by the Companies pursuant to the Irish Companies Acts 1963-1999 or other applicable law made up to the Closing Date and all certificates of incorporation and certificates on change of name for each Company incorporated in Ireland shall be delivered to Arthur Cox, Dublin, and for each U.S. company shall be delivered to Womble Carlyle Sandridge & Rice, PLLC.;
     (i) share certificates in respect of all issued shares in the capital of any Subsidiary together with duly executed transfers in blank and declarations of trust in respect of all such shares as are beneficially owned by but not registered in the name of a Company;

     (j) a copy of a letter to each Company from its auditors resigning their office as such with effect from the Closing Date confirming that it has no claims against such Company;
     (k) letters in the agreed form duly executed under seal from each of the present directors and secretary of each Company in each case resigning from their respective offices and acknowledging that the writer has no claim against the relevant Company for compensation for loss of office, redundancy, unfair dismissal or otherwise;
     (l) copies of all bank mandates of each Company together with copies of statements of all bank accounts as at a date not earlier than two Business Days before the Closing Date and all credit cards in the name of any of the Companies issued to any of the Sellers or the Directors;
     (m) a copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement by the Companies, and the consummation of the transactions contemplated in this Agreement, accompanied by the certification of the Secretaries of the Companies to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded;
     (n)  the opinion of Sellers' counsel in the form of Exhibit "E" regarding
                                                         -----------
          inapplicability of the Mergers Act to the Contemplated Transactions;
     (o) good standing certificates from the Secretary of State of the state of incorporation or organization of Redeo Technologies Inc. and SAI America, LLC, and each of the states in which such entities is authorized to do business; and
     (p) evidence that all required consents, if any, have been obtained or satisfied.

10.3  Deliveries by Buyer.

     At the Closing, Buyer shall deliver or cause to be delivered to Sellers the following:

     (a) a copy of all corporate resolutions authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated in this Agreement, accompanied by the certification of the Secretary of Buyer to the effect that such resolutions are in full force and effect and have not been amended, modified or rescinded;
     (b)  the cash portion of the Purchase Price as provided in Section 2.2;
     (c)  the Noncompetition Agreements duly executed by the Buyer;
     (d)  the Registration Rights Agreements duly executed by the Buyer;
     (e)  the Post-closing Escrow Agreement duly executed by the Buyer; and
     (f) the stock portion of the Purchase Price, delivered in part to the Sellers' Agent and in part to the escrow agent, as provided in Section 2.2.

10.4  Capital Contributions.

     Immediately following the Closing, the Buyer shall procure that SAI (Ireland) Limited shall pay the amount of US$660,000 to each of the Principal Sellers in full satisfaction of indebtedness owed to such parties by SAI (Ireland) Limited.

10.5  Further Assurances.

     Sellers shall, at any time on or after the Closing Date, take any and all steps requested by Buyer to transfer to Buyer ownership of the Shares, and will do, execute, acknowledge and deliver all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be requested for the more effective transfer to Buyer, or its successors or assigns, ownership and operating control of the Companies.

                                   ARTICLE 11
                                INDEMNIFICATION

11.1  Indemnification by Principal Sellers and the Company.

     The Principal Sellers (the "Seller Indemnitors") shall jointly and severally indemnify, defend and hold harmless Buyer and its officers, directors and affiliates (the "Buyer Indemnitees") from, against and with respect to any and all loss, damage, claim, obligation, liability, cost and expense (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (a "Loss"), arising out of or in connection with any of the following:

     (a) any breach of any of the representations or warranties of the Sellers or the Principal Sellers contained in this Agreement or any transfer instrument or other certificate or document delivered by any of the Sellers pursuant to this Agreement; and

     (b) any failure by any of the Sellers or any of the Companies to perform or observe, or to have performed or observed, in full, any covenant, agreement, obligation or condition to be performed or observed by such party pursuant to this Agreement.

11.2  Tax Indemnification.

     The Seller Indemnitors, jointly and severally, undertake to discharge all stamp duty (other than stamp duty owing on the transfer of the shares to the Buyer as provided under Section 6.2(f)), and shall indemnify, defend and hold harmless Buyer and each of the Companies and their respective officers, directors and affiliates from, against and with respect to any Tax resulting from the structure of the Contemplated Transactions and any Tax resulting from any transaction entered into or action taken by any of the Companies prior to the effective time of the Closing, to the extent not reserved against in the Accounts of said Company. Notwithstanding any other section of this Agreement, including Section 11.6, the indemnification provided for in this Section 11.2 shall not be subject to any maximum or minimum dollar limitations, whether related to individual claims or in the aggregate, and the Buyer and the Companies shall be entitled to recover the full amount of any Loss related hereto. Additionally, any amounts paid pursuant to this Section 11.2 shall not reduce or count towards the maximum indemnification limitation described in
     Section 11.6.

11.3  Indemnification by Buyer.

     Buyer shall indemnify, defend and hold harmless Sellers (collectively, the "Seller Indemnitees") from, against and with respect to any Loss arising out of or in connection with any of the following:

     (a) any breach of any of the representations and warranties of Buyer contained in this Agreement; and

     (b) any failure by Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

11.4  Notice of Claim

     Any party seeking to be indemnified hereunder (the "Indemnified Party") shall promptly notify the party from whom indemnity is sought (the "Indemnity Obligor") in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted. The failure of the Indemnified Party to notify the Indemnity Obligor on a timely basis will not relieve the Indemnity Obligor of any liability that it may have to the Indemnified Party, except to the extent that the Indemnified Party demonstrates that the defense of such action is prejudiced by the Indemnity Obligor's failure to give such notice.

11.5  Defense.

     If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution of such claim, including the employment of counsel or accountants at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate in such action, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense, unless (a) the Indemnity Obligor failed to assume the defense or prosecution thereof within such 15-day period; or (b) the Indemnified Party determines there is a conflict of interest in the representation by counsel selected by the Indemnity Obligor, in which case the fees and expenses of counsel selected by the Indemnified Party shall be at the expense of the Indemnity Obligor. If the Indemnity Obligor assumes the defense of a proceeding, (i) it will be conclusively established for purposes of the Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnity Obligor without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of applicable laws or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnity Obligor; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding the foregoing, the filing of any answer by the Indemnity Obligor in order to preserve the rights of the Indemnified Party due to a filing deadline shall not in itself constitute its election to assume the defense of a claim hereunder. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties to this Agreement shall cooperate in the defense or prosecution of such claim and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent, which shall not be unreasonably withheld.

11.6 Limitations

     The maximum aggregate liability of the Seller Indemnitors on the one hand, and the Buyer on the other hand, shall not exceed the sum of US$30,000,000 plus the dollar amount determined by multiplying 1,138,520 (subject to
     ----
     adjustment for any additional shares of Buyer Stock issued by Buyer or relinquished by the Principal Sellers pursuant to Section 2.2 above) times the closing sales price for the Buyer Stock on the date hereof. In addition, neither the Buyer Indemnitees nor the Seller Indemnitees shall make a claim hereunder until the amount of the Loss claimed by such party exceeds, individually or collectively with other Losses of such party, the sum of Fifty Thousand US Dollars (US$50,000). The intent of the parties is to establish an initial threshold of $50,000 for the making of an initial claim or claims by a party hereto in order to avoid the administration of non-material claims. For clarity, the parties also acknowledge that the initial $50,000 threshold is not intended to be a deductible amount, but once a claim or claims in the aggregate equal the sum of $50,000, such party shall be entitled to recover the full amount thereof.

                                   ARTICLE 12
                                  TERMINATION

12.1  Termination.

     This Agreement may be terminated at any time prior to the Closing:

     (a)  By the mutual written consent of Sellers and Buyer;

     (b) By Sellers and each Company (if Sellers and each Company are not then in breach of any term of this Agreement), if Buyer shall (i) fail to perform or observe any covenant, agreement or condition contained in this Agreement required to be performed or observed on or prior to the Closing Date; or (ii) breach any of its representations or warranties contained in this Agreement, which failure or breach is not cured to the Sellers' satisfaction within ten days after Sellers have notified Buyer of their intent to terminate this Agreement pursuant to this subparagraph;

     (c) By Buyer (if Buyer is not then in breach of any term of this Agreement), if Sellers and the Companies shall (i) fail to perform or observe any covenant, agreement or condition contained in this Agreement required to be performed or observed by any or all of them on or prior to the Closing Date; or (ii) breach any of their representations or warranties contained in this Agreement, which failure or breach is not cured to the Buyer's satisfaction within ten days after Buyer has notified Sellers of its intent to terminate this Agreement pursuant to this subparagraph; or

     (d) By Sellers and the Companies or by Buyer, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Sellers or the Companies, or on Buyer, which prohibits or restrains any party from consummating the transactions contemplated by this Agreement.

12.2  Effect on Obligations.

     Termination of this Agreement pursuant to this Article shall terminate all obligations of the parties hereunder, except for the obligations under this
     Section 12.2 and Sections 13.2 (with respect to expenses), 13.3 (with respect to publicity), 7.2 (with respect to confidentiality) and 7.3

     (with respect to exclusivity); provided, however, that termination pursuant to subparagraphs (b) or (c) of Section 12.1 shall not relieve the defaulting or breaching party from any liability to any other party under this Agreement.

                                   ARTICLE 13
                                 MISCELLANEOUS

13.1  Survival of Representations.

     All representations and warranties of the parties contained in this Agreement or otherwise made in writing in connection with the transactions contemplated by this Agreement shall survive the execution and delivery of this Agreement as follows: the representations and warranties of the Principal Sellers in Sections 4.3.1, 4.6.3, 4.6.4, 4.6.5, 4.6.6 and 4.6.9
     of Exhibit F hereto shall survive indefinitely without time limitation; the
        ---------
     representations and warranties of Sellers contained in Sections 4.23 through 4.31 of Exhibit F and Section 4.2 of Exhibit G hereto shall survive
                     ---------                    ---------
     for a period of seven (7) years, and the remainder of the representations and warranties contained in Exhibit F, Exhibit G and Articles 3 and 4 shall
                                 ---------  ---------
     survive for a period of twenty four (24) months following the Closing Date. All covenants contained herein shall survive the Closing without limitation. The right to indemnification, payment of damages, or other remedy based on the representations are warranties of Sellers and each Company and on covenants, agreements, and obligations herein of Sellers and each Company will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being required) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, agreement or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement, or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representation, warranty, covenant, agreement or obligation.

13.2  Expenses.

     Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense, whether or not the sale of the Shares is consummated. Sellers agree that no Company has paid nor will it pay or be responsible for any of Sellers' costs or expenses (including any legal fees or expenses) in connection with this Agreement or any of the transactions contemplated by this Agreement.

13.3  Publicity.

     Each of the Companies, the Sellers and Buyer agrees it will not make any press releases or other announcements prior to the Closing with respect to the transactions contemplated by this Agreement, except as required by applicable law, without the prior approval of the other party.

13.4  Best Efforts.

     Each party to this Agreement agrees to use its Best Efforts to satisfy the conditions to the Closing set forth in this Agreement and otherwise to consummate the transactions contemplated by this Agreement.

13.5  Designation and Appointment.

     Sellers agree to execute, contemporaneously with the execution of this Agreement, a designation and appointment in the form of attached Exhibit "H," pursuant to which Sellers irrevocably designate and appoint Richard M. O'Donnell ("Sellers' Agent") as Sellers' exclusive agent and attorney-in-fact for all purposes under this Agreement.

13.6  Notices.

     All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid) or by facsimile (with telephone confirmation), and shall be deemed to have been given or made when personally delivered, the day following the date deposited with such overnight courier service or when transmitted to facsimile machine and confirmed by telephone, addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):


      If to a Company:                       If to the Sellers
                                             c/o Sellers' Agent

      SAI (Ireland) Limited                  Richard M. O'Donnell
      SAI America Limited                    5 Hermitage, Castleconnell
      SAI Recruitment Limited                Co Limerick, Ireland
      iMobile.com Limited                    Telephone: 011 353 61 372077
      SAI House
      The National Technological Park
      Limerick, Ireland
      Telephone:  353 61 338400
      Fax: 353 61 335626

      With a copy (which shall not constitute notice) to:

      Brian O'Donnell & Partners
      62 Merrion Square
      Dublin 2, Ireland
      Attn:  Brian H. O'Donnell, Esq.
      Telephone:  353 1 678 7544
      Fax:  353 1 678 7565

      If to Buyer:

      Clarus Corporation
      3970 Johns Creek Court
      Suwanee, Georgia  30024 USA
      Phone: 770 291 3900
      Fax: 770 291 8598
      Attn:  Chief Operating Officer

       With a copy (which shall not constitute notice) to:

       Womble Carlyle Sandridge & Rice, PLLC
       1201 West Peachtree Street
       Suite 3500
       Atlanta, Georgia 30309
       Attention:  Sharon L. McBrayer, Esq.
       Telephone: 404-888-7469
       Facsimile: 404-870-4825

13.7   Counterparts.

       This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.8   Assignment.

       This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement without the prior written consent of all other parties to this Agreement, and any purported assignment without such consent shall be void; provided, however, that Buyer may assign its rights, interest and obligations under this Agreement to any subsidiary that is wholly owned by Buyer.

13.9   Third Party Beneficiaries.

       Except as otherwise specifically provided in Article 11 above, none of the provisions of this Agreement or any document contemplated by this Agreement is intended to grant any right or benefit to any person or entity which is not a party to this Agreement.

13.10  Headings.

       The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

13.11  Recitals.

       The recitals set forth at the beginning of this Agreement are incorporated by reference in, and made a part of, this Agreement.

13.12  Amendments.

       Any waiver, amendment, modification or supplement of or to any term or condition of this Agreement shall be effective only if in writing and signed by all parties hereto, and the parties to this Agreement waive the right to amend the provisions of this Section orally.

13.13  Specific Performance.

       Sellers acknowledge that if either Seller fails to consummate the transactions contemplated by this Agreement such failure will cause irreparable harm to Buyer for which there will be no adequate remedy at law. Buyer shall be entitled, in addition to its other remedies at law, to specific performance of this Agreement if such Seller shall, without cause, refuse to consummate the transactions contemplated by this Agreement.

13.14  Governing Law.

       This Agreement shall be governed by the laws of the Ireland, without regard to conflicts of laws principles.

13.15  Jurisdiction; Service of Process.

       Each of the parties to this Agreement submits to the jurisdiction of any state or federal court of the United States sitting in Atlanta, Georgia, USA in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. Each of the parties to this Agreement waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that may be required of any party with respect thereto. Any party may make service on any other party by sending or delivering a copy of the process to the party to be served at the address and in a manner provided in Section 13.6 above; provided, however, that nothing in this Section 13.15 will affect the right of any party to serve legal process in any other manner permitted by law or at equity. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

13.16  Remedies.

       In the event litigation shall be necessary to enforce, interpret or rescind the provisions of this Agreement or any related matter, the prevailing party shall be entitled to recover from the adverse party, in addition to any other relief, the prevailing party's reasonable attorneys' fees for services before trial, at trial, and on any subsequent appeal by the adverse party.

13.17  Severability.

       In the event that any provision in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect, the remaining provisions of this Agreement shall not be in any way impaired, and the illegal, invalid or unenforceable provision shall be fully severed from this Agreement and there shall be automatically added a replacement provision as similar in terms and intent to such severed provision as may be legal, valid and enforceable.

13.18  Entire Agreement.

       This Agreement and the Schedules and Exhibits to this Agreement, together with the documents and instruments delivered pursuant to this Agreement, constitute the entire contract between the parties to this Agreement pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements and understandings between the parties with respect to such subject matter, other than that certain Agreement referred to in Section 7.3 hereof.

13.19  Construction.

       Each party to this Agreement and its counsel have reviewed and revised this Agreement. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments, schedules or exhibits to this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated under such statute or rule, unless the context requires otherwise. The word "including" shall mean including without limitation. The parties to this Agreement intend that each representation, warranty and covenant in this Agreement shall have independent significance. If any party has breached any representation, warranty or covenant in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. Each of the Schedules to this Agreement shall apply and constitute an exception only to the enumerated specific representation and warranty to which such Schedule makes reference, and shall apply only to the Company or Subsidiary to which such Schedule makes specific reference.

13.20  Time of Essence.

       With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.21  Waiver.

       The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

     IN WITNESS WHEREOF, each of the parties has signed this Agreement, or has caused this Agreement to be signed under seal by its duly authorized attorney or officers, as of the date first above written.

                                              SELLERS

Witness:  /s/ Christopher J. Byrne            /s/ Richard M. O'Donnell
          -------------------------           ----------------------------------
                                              Richard M. O'Donnell


Witness:  /s/ Jon Erickson                    /s/ Christopher J. Byrne
          -------------------------           ----------------------------------
                                              Christopher J. Byrne


Witness:  /s/ Christopher J. Byrne            /s/ Jon Erickson
          -------------------------           ----------------------------------
                                              Jon Erickson


Witness:  /s/ Christopher J. Byrne            /s/ Richard Coady
          -------------------------           ----------------------------------
                                              Richard Coady by his attorney,
                                              Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne            /s/ Michael McDonnell
          -------------------------           ----------------------------------
                                              Michael McDonnell by his attorney,
                                              Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne            /s/ Marian Shanahan
          -------------------------           ----------------------------------
                                              Marian Shanahan by her attorney,
                                              Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne            /s/ Kevin Allen
          -------------------------           ----------------------------------
                                              Kevin Allen by his attorney,
                                              Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne            /s/ Martin Fitzgerald
          -------------------------           ----------------------------------
                                              Martin Fitzgerald by his attorney,
                                              Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne            /s/ Robert Moloney
          -------------------------           ----------------------------------
                                              Robert Moloney by his attorney,
                                              Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne            /s/ Brian Murphy
          -------------------------           ----------------------------------
                                              Brian Murphy by his attorney,
                                              Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne            /s/ Niamh Carey
          -------------------------           ----------------------------------
                                              Niamh Carey by her attorney,
                                              Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne       /s/ Clare O'Mahony
          -------------------------      ----------------------------------
                                         Clare O'Mahony by her attorney,
                                         Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne       /s/ Carrie Collins
          -------------------------      ----------------------------------
                                         Carrie Collins by her attorney,
                                         Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne       /s/ Jenny McCarthy
          -------------------------      ----------------------------------
                                         Jenny McCarthy by her attorney,
                                         Richard M. O'Donnell

Witness   /s/ Christopher J. Byrne       /s/ Catherine Walsh
          -------------------------      ----------------------------------
                                         Catherine Walsh by her attorney,
                                         Richard M. O'Donnell

Witness:  /s/ Christopher J. Byrne       /s/ Mark Connolly
          -------------------------      -----------------
                                         Mark Connolly by his attorney,
                                         Richard M. O'Donnell



                                         VICO LIMITED
ATTEST:
                                         By:  /s/ Patrick Burke
                                              --------------------------
Christopher J. Byrne, Director           Name:  Patrick Burke
                                         Title: pursuant to Power of Attorney
[SEAL]


                                         SAI (IRELAND) LIMITED
ATTEST:
                                         By:  /s/ Richard M. O'Donnell
                                              --------------------------
Christopher J. Byrne, Director           Name: Richard M. O'Donnell
                                         Title:  Director
[SEAL]


                                         SAI AMERICA LIMITED

ATTEST:
                                         By:  /s/ Richard M. O'Donnell
                                              --------------------------
Christopher J. Byrne, Director           Name: Richard M. O'Donnell
                                         Title:  Director
[SEAL]

                                         SAI RECRUITMENT LIMITED

ATTEST:
                                         By:  /s/ Richard M. O'Donnell
                                              --------------------------
Christopher J. Byrne, Director           Name: Richard M. O'Donnell
                                         Title:  Director
[SEAL]


                                         i2MOBILE.COM LIMITED

ATTEST:
                                         By:  /s/ Richard M. O'Donnell
                                              --------------------------
Christopher J. Byrne, Director           Name: Richard M. O'Donnell
                                         Title:  Director
[SEAL]


                                         SOFTWARE ARCHITECTS INTERNATIONAL
ATTEST:
                                         By:  /s/ Richard M. O'Donnell
                                              --------------------------
Christopher J. Byrne, Director           Name: Richard M. O'Donnell
                                         Title:  Director
[SEAL]


                                         BUYER

                                         CLARUS CORPORATION
ATTEST:
                                         By:  /s/ Mark D. Gagne
                                              --------------------------
                                         Name: Mark D. Gagne
                                         Title:  Chief Operating Officer/
                                                 Chief Financial Officer
[SEAL]

                                   SCHEDULE I


                                 Jon Erickson

                                 Richard Coady

                               Michael McDonnell

                                Marian Shanahan

                                  Kevin Allen

                               Martin Fitzgerald

                                 Robert Moloney

                                  Brian Murphy

                                  Niamh Carey

                                 Clare O'Mahony

                                 Carrie Collins

                                 Jenny McCarthy

                                Catherine Walsh

                                 Mark Connolly

                                 VICO LIMITED

                                 SCHEDULE 2.2.1





Shareholder           No. of Clarus Shares    Cash receivable
--------------------  --------------------    ---------------

Christopher Byrne          481,360               4,440,000

Richard O'Donnell          481,360               4,440,000

Jon Erickson                79,406               2,057,148

Vico Ltd.                   52,937               1,371,426

Mark Connolly                1,766                  45,716

Martin Fitzgerald            5,294                 137,144

Jenny McCarthy               3,529                  91,428

Marian Shanahan              3,529                  91,428

Clare O'Mahony               3,529                  91,428

Carrie Collins               3,529                  91,428

Catherine Walsh              3,529                  91,428

Niamh Carey                  3,529                  91,428

Michael McDonnell            3,529                  91,428

Rob Moloney                  3,529                  91,428

Brian Murphy                 3,529                  91,428

Kevin Allen                  3,529                  91,428

Richard Coady               10,587                 274,286

                              SCHEDULE 2.2.2

                           [INTENTIONALLY LEFT BLANK]

                                  SCHEDULE 2.4



Kevin Allen             Product Manager               6500
Richard Coady           Technical Director          10,000
Brian Murphy            Project Manager             10,000
Catherine Walsh         Support/Impl. Mgr.            5000
Robert Moloney          Global Accts. Mgr.            3000
Michael McDonnell       Global Accts. Mgr.            7500
Marian Shanahan         Finance & Admin               6500
Roisin Gandhi           SAI Recruitment               3000
Jon Erickson            VP SAI America              15,000
Leonard Crotty          Educ. & Train. Mgr            3000
Matthew Maclean         Tech Support                  3000
Roxane Maclean          Support Team Leader           1000
Garrett Quinn           Assoc. Acct. Mgr.             1500
Robert Peart            VP Client Services & ASP    15,000
J. Carl David           Technical Account Mgr         6000
Jenny McCarthy          Executive Asst.               1000
Aileen McInerney        Admin Asst.                    750
Carrie Collins          Executive Asst.               1000
Cindy Cione             Personnel Asst                 900
Niamh Carey             AS/400 Developer              2500
Jackie O'Driscoll       AS/400 Developer              2500
Con O'Donnell           AS/400 Developer              2500
Tom Halpin              CS Programmer                 1500
Declan O'Leary          CS Programmer                 1500
Richie Woods            CS Programmer                 1500
Brian O'Gorman          Network Admin                 1000
Harry Hughes            Application Cons.             1500
Martin Fitzgerald       Technical Proj. Ldr.          2500
Ned Keniry              Systems Architect             7500
Eugene McDonough        Web Master                    1500
Ruth Ryan               Help Desk                     1000
Clare O'Mahony          Product Consultant            1000
Marie Ryan              QA Consultant                 1000
Mark Fleming            AS/400 Programmer             3000
Mary O'Brien            Application Consul.           1500
Greg Coulter            Application Consul.           1500
Denis O'Dwyer           Consultant                    1500
Mark Connolly           Consultant                    1500
Pam O'Sullivan          Consultant                    1500

Fiona Shanley           Sales Director                7500
Robert Moore            C S Programmer                1500
Stuart McDonnell        Sales                         2000
Daragh Moore            Marketing Assistant            900
Eileen O'Gorman         Sr. Accounts Assist.           900
Sean Kissane            Client Manager                5000